PROSPECTUS Dated May 5, 1999                       Pricing Supplement No. 50 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-75289
Dated May 6, 1999                                                March 10, 2000
                                                                 Rule 424(b)(3)
                        Morgan Stanley Dean Witter & Co.
                           MEDIUM-TERM NOTES, SERIES C
                           Senior Floating Rate Notes
                             -----------------------


     We will not redeem these Medium-Term Notes, Series C (Senior Floating Rate Notes) prior to the maturity date. We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below. The notes are "short-term discount notes" as defined in the accompanying prospectus supplement under the caption "United States Federal Taxation--Notes--Discount Notes."

Principal Amount:             $385,000,000

Maturity Date:                March 16, 2001

Interest Accrual Date:        March 16, 2000

Interest Payment Dates:       Each March 16, June 16, September 16, and December
                              16, commencing June 16, 2000


Initial Interest Rate:        To be determined on the business day immediately
                              preceding the Original Issue Date

Base Rate:                    Federal Funds Rate

Index Maturity:               One Day

Spread (Plus or Minus):       Plus 0.18% per annum

Index Currency:               N/A

Interest Payment Period:      Quarterly

Specified Currency:           U.S. Dollars

Issue Price:                  100%

Settlement Date
   (Original Issue Date):     March 16, 2000

Initial Interest Reset  Date: March 17, 2000

Interest Reset Dates:         Each business day except the business day
                              immediately preceding each interest payment date

Interest Reset Period:        Daily

Interest Determination
   Dates: The business day immediately preceding each interest reset date

Reporting Service:            Telerate (Page 120)

Book Entry Note or
   Certificated Note:         Book Entry Note

Senior Note or
   Subordinated Note:         Senior Note

Agent:                        Morgan Stanley & Co. Incorporated

Calculation Agent:            The Chase Manhattan Bank

Minimum Denomination:         $1,000

CUSIP:                        61745EPG0


     Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

                           MORGAN STANLEY DEAN WITTER